Miller Energy Resources Provides Operational Update on Alaskan Assets

RU-2 Sidetrack Drilling Completed
ANCHORAGE, AK - (June 12, 2013). Miller Energy Resources, Inc. (“Miller Energy” or the “Company”) (NYSE: MILL) today announced that its wholly owned operating subsidiary, Cook Inlet Energy, has successfully run casing to a measured depth of 15,265 feet on the Company's RU-2 well sidetrack (RU-2A). A final cement bond test revealed good coverage over hydrocarbon bearing zones. Well log readings from the RU-2A sidetrack indicate a full column of oil throughout the entire Hemlock formation from a measured depth of 14,512 feet to 15,200 feet with permeability, porosity, and resistivity equal to or greater than seen in the original RU-2 well.
“We are very excited about the shows encountered as we logged the Hemlock on the RU-2A,” stated David Hall, CEO of Cook Inlet Energy. “The new bottom-hole location is 46 feet higher on structure than the original RU-2 and it is conceivable that we will achieve better oil recovery than was previously experienced. Our team will be diligently working to bring the well on-line within the next several days.”
RU-2 has produced approximately 500,000 barrels to date and third party reserve reports from April, 2012 show approximately 950,000 barrels of remaining recoverable reserves from the new well location.
Sword #1
The Company expects to commence drilling the Sword #1 well later this month. Following the mobilization of Patterson's Rig-191 from Tyonek Village, all rig components are on location at the West McArthur River Field (WMR) drill site and are 95% assembled. The Sword #1 is designed as an extended reach well to be directionally drilled to 19,000 feet. It will target probable reserves in an adjacent fault block to the WMR field and test an up thrown fault closure. Company owned 3D seismic over the prospect area shows a faulted four-way closure with a 240 acre structure that contains an estimated recoverable 800,000 barrels of oil.
Olsen Creek #1
The Olson Creek #1 well is planned for near term initial spud date with conductor already set and Rig-34 currently being setup. The Company had previously planned to spud by the end of December, 2012 but construction efforts were delayed due to abnormal weather and resulting road section washouts. The Olsen Creek prospect is northeast and on strike with the production from Aurora's Three Mile Creek Field. Other nearby fields include Beluga River (1.2 Tcf gas), Lewis River (21 Bcf gas), Pretty Creek (12 Bcf gas) and Lone Creek, each of which encountered numerous reservoirs within the objective section. Multiple prospective zones are present within the Olsen Creek prospect area and the planned well will be situated to evaluate the structure. Upon success it is expected that 24 wells would be required to fully develop the field.
About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's Appalachian Basin including the Mississippian Lime and Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company's common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements.

These risks, uncertainties and other factors include, but are not limited to, the potential for Miller Energy to experience additional operating losses; high debt costs under its existing senior credit facility; potential limitations imposed by debt covenants under its senior credit facility on its growth and ability to meet business objectives; the need to enhance management, systems, accounting, controls and reporting performance; uncertainties related to the filing of its Form 10-K for 2011; litigation risks; its ability to perform under the terms of its oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; its ability to successfully acquire, integrate and exploit new productive assets in the future; its ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves; risks associated with the hedging of commodity prices; its dependence on third party transportation facilities; concentration risk in the market for the oil we produce in Alaska; the impact of natural disasters on its Cook Inlet Basin operations; adverse effects of the national and global economic downturns on our profitability; the imprecise nature of its reserve estimates; drilling risks; fluctuating oil and gas prices and the impact on results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; the impact that future legislation could have on access to tax incentives currently enjoyed by Miller; that no dividends may be paid on its common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to restricted securities and outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; and risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources, Inc.'s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2012. Miller Energy Resources, Inc.'s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

Contact:

MZ Group
Derek Gradwell
SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us